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                               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 23543

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
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                                (AMENDMENT NO. 3)



                               AMPACE CORPORATION
                                (Name of Issuer)



                              COMMON STOCK, $.0001
                         (Title of Class of Securities)



                                    032007106
                                 (CUSIP Number)

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Check the following box if a fee is being paid with the statement:   [ ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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1.       NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.
                    David C. Freeman
                    ###-##-####
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                            (a) [ ]
                                            (b) [ ]

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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  USA

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Number of Shares           5.   SOLE VOTING POWER               389,015
Beneficially Owned         ----------------------------------------------------
by Each Reporting
Person with                6.   SHARED VOTING POWER             0
                           ----------------------------------------------------


                           7.   SOLE DISPOSITIVE POWER          389,015
                           ----------------------------------------------------

                           8.   SHARED DISPOSITIVE POWER        0

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         389,015

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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.40%

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12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO

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ITEM 1.     (a)      Ampace Corporation
            (b)      201 Perimeter Park Road, Suite A Knoxville, Tennessee 37922

ITEM 2.     (a)      David C. Freeman
            (b)      201 Perimeter Park Road, Suite A
                     Knoxville, Tennessee 37922
            (c)      USA
            (d)      Common Stock, $.0001
            (e)      032007106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
            (a) [ ]  Broker or Dealer registered under Section 15 of the Act

            (b) [ ]  Bank as defined in section 3(a)(6) of the Act

            (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act






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            (d) [ ]  Investment Company registered under section 8 of the
                     Investment Company Act

            (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section
                     240.13d-l(b)(l)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with Section 240.13d-l(b)(ii)(G)(Note: See Item 7)

            (h) [ ]  Group, in accordance with Section 240.13d-l(b)(l)(ii)(H)

ITEM 4.     OWNERSHIP
            (a)    389,015
            (b)    12.40%
            (c)    Number of shares as to which such person has

                    i   sole power to vote or to direct the vote     389,015

                    ii  shared power to vote or to direct the vote   0

                    iii sole power to dispose or to direct the disposition of
                        389,015

                    iv  shared power to dispose or to direct the disposition of
                        0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not applicable.

ITEM 10.    CERTIFICATION
            Not applicable.


SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 /s/ David C. Freeman                                  February 16, 1998
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David C. Freeman                                    Date




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